Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-259344) pertaining to the Sharecare, Inc. 2021 Omnibus Incentive Plan of our report dated March 31, 2022, with respect to the consolidated financial statements of Sharecare, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP
Atlanta, Georgia
March 31, 2022